Exhibit 4.2

RULES OF THE MAGNUM ICE CREAM COMPANY LONG TERM INCENTIVE PLAN 2025

THE MAGNUM ICE CREAM COMPANY N.V.

Directors’ Adoption:	8 December 2025

Shareholders’ Approval:	6 December 2025

Expiry Date:	6 December 2035

Table of Contents

Contents		Page

1	Definitions	1

2	Granting Awards	3

3	Before Vesting	6

4	Malus and clawback	7

5	Vesting	7

6	Leaving Employment and death	10

7	Corporate events	12

8	Changing the Plan and termination	14

9	General	16

Schedule 1 Holding Requirement through holding of Shares	19

Schedule 2 Holding Requirement through deferred Vesting	21

Schedule 3 Forfeitable Shares	23

Schedule 4 US taxpayers	25

i

Rules of The Magnum Ice Cream Company Long Term Incentive Plan 2025

1	Definitions

In these rules:

“Acquiring Company” means a person who has, acquires or otherwise obtains Control of the Company;

“Admission” means the admission of the Shares to public trading following Demerger;

“Award” means a Conditional Award or an Option;

“Change of Control” means:

(a)	a person obtaining Control of the Company as a result of an offer to acquire Shares made by a person becoming or being declared wholly unconditional; or

(b)	a person obtaining Control of the Company in any other way if the Directors, in their discretion, so decide,

and references to a person obtaining Control include a group of persons acting in concert obtaining Control;

“Company” means The Magnum Ice Cream Company N.V.;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” means, in relation to a company, the right to exercise more than 50% of the votes exercisable at any meeting of that company or to appoint more than half of its directors, whether by virtue of provisions contained in its articles of association or, as the case may be, certificate of incorporation or by-laws, statutes or other constitutional documents or any contract or arrangement with any other persons;

“Dealing Restriction” means any restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company as varied from time to time;

“Deferred Bonus Award” means an Award which the Directors designate as a Deferred Bonus Award under rule 2.3 (Terms of Awards) on the basis that it forms part of a bonus payable to the Participant;

“Demerger” means the date on which the Company ceases to be under the Control of Unilever PLC;

“Directors” means, subject to rule 7.5 (Directors), the board of directors of the Company or any person or persons to whom that board has, from time to time, delegated any of their functions under the Plan;

“Dividend Equivalent” means a right to an amount in respect of Relevant Dividends on Shares subject to an Award, as described in rule 2.6 (Dividend Equivalents);

“Employee” means any employee of a Member of the Group;

“Employer” means the employer of an Employee, or in the case of an executive director of the Company who is not an Employee, the legal entity that has engaged such executive director;

1

“Employment” means the employment of an Employee, or in the case of an executive director of the Company who is not an Employee, the service of such executive director;

“Exercise Price” means the amount payable for each Share on the exercise of an Option set by the Directors under rule 2.3 (Terms of Awards);

“Final Exercise Date” means the tenth anniversary of the date on which an Option is granted or an earlier date set under rule 2.3 (Terms of Awards);

“Grant Date” means the date set by the Directors for the Award under rule 2.3 (Terms of Awards) or, if no such date is set, the date on which the Award is granted;

“Group Company” means a group company within the meaning of Section 2:24b of the Dutch Civil Code (and “Group Companies” shall be interpreted accordingly);

“Holding Period” means the period during which a Holding Requirement applies;

“Holding Requirement” means a requirement that Shares be held during the Holding Period (Schedule 1 (Holding Requirement through holding of Shares)) or a delay in the Vesting of an Award until the end of the Holding Period (Schedule 2 (Holding Requirement through deferred Vesting));

“Holding Share” means a Share which is subject to a Holding Requirement;

“Malus & Clawback Policy” means The Magnum Ice Cream Company Malus & Clawback Policy as amended from time to time;

“Member of the Group” means:

(a)	the Company;

(b)	the Company’s Subsidiaries and Group Companies from time to time; or

(c)	any other company which is associated with the Company and is so designated by the Directors;

“Normal Vesting Date” means the date set by the Directors for Vesting of an Award under rule 2.3 (Terms of Awards);

“Option” means a right to acquire Shares granted under the Plan;

“Participant” means a person holding (or who previously held) an Award, or their personal representatives;

“Performance Condition” has the meaning given in rule 2.4 (Conditions);

“Performance Period” means the period in respect of which a condition is to be satisfied;

“Plan” means these rules known as The Magnum Ice Cream Company Long Term Incentive Plan 2025, as changed from time to time;

“Relevant Dividend” means (i) any dividend declared by the Company; and (ii) if the Directors so determine in relation to any particular reduction of share capital, some or all (as determined by the Directors) of any repayments of nominal share capital as a result of such reduction of share capital;

“Shares” means fully paid-up ordinary shares (including interests representing shares) in the capital of the Company;

2

“Subsidiary” means a subsidiary within the meaning of Section 2:24a of the Dutch Civil Code;

“US Code Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance;

“US Taxpayer” means a Participant who is a citizen or tax resident of the United States of America or any other Participant to the extent that their Award(s) or any portion thereof is or becomes subject to income taxation under the laws of the United States of America; and

“Vesting” occurs at the time or times described in rule 5.2 (Timing of Vesting) and, in relation to an Option, means an Option becoming exercisable and, in relation to a Conditional Award, means a Participant becoming entitled to have the Shares issued or transferred to them on the timeframe described in rule 5.5 (Consequences of Vesting for Conditional Awards), and “Vest”, “Vested” and “Unvested” have a corresponding meaning.

2	Granting Awards

2.1	Eligibility

The Directors may decide that an Award will be granted to anyone who is an Employee or an executive director of the Company or former Employee or former executive director of the Company on the Grant Date in accordance with any selection criteria that the Directors in their discretion may set. However, unless the Directors consider that special circumstances exist, an Award may not be granted to an Employee or executive director of the Company who on the Grant Date has given or received notice of termination of Employment, whether or not such termination is lawful.

2.2	Timing of Award

Awards can be granted at any time but:

2.2.1	may not be granted after the tenth anniversary of adoption and approval of the Plan by the Company’s general meeting;

2.2.2	may only be granted to executive directors of the Company within 42 days starting on any of the following:

(i)	the date of Admission;

(ii)	the date of adoption and approval of this Plan;

(iii)	the announcement or preliminary announcement of the Company’s results for the full or half-year financial periods;

(iv)	the date of the Company’s annual general meeting or any extraordinary general meeting;

(v)	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards;

(vi)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

(vii)	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

3

2.3	Terms of Awards

Awards are subject to the rules of the Plan from time to time and any conditions. The Directors will determine the terms of each Award, including:

2.3.1	the Grant Date;

2.3.2	whether the Award is:

(i)	a Conditional Award;

(ii)	an Option,

or a combination of these;

2.3.3	the number of Shares subject to the Award or the basis on which it will be calculated;

2.3.4	any Performance Condition (see rule 2.4 (Conditions)) and any other conditions to which the Award is subject;

2.3.5	the Normal Vesting Date(s) and, if more than one, the number of Shares which can Vest on each such date or how that will be determined;

2.3.6	whether the Award is a Deferred Bonus Award;

2.3.7	whether or not a Holding Requirement will apply and if so, when the Holding Period will normally end;

2.3.8	whether the Award carries a Dividend Equivalent and, if so, the basis on which it will be calculated, as described in rule 2.6 (Dividend Equivalents); and

2.3.9	for an Option, the Exercise Price (which may be nil) and (if relevant) the Final Exercise Date.

2.4	Conditions

When granting an Award, the Directors may, and must where this is required under the Company’s remuneration policy for Participants who are executive directors of the Company, make its Vesting conditional on the satisfaction of one or more conditions which may or may not be linked to the performance of the Company, the Participant, or the Member of the Group in whose business unit the Participant works (a “Performance Condition”). A Performance Condition will normally be specified when the Award is granted. The Directors may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Directors reasonably to consider it appropriate to do so.

2.5	US Taxpayers

2.5.1	The provisions of Schedule 4 (US Taxpayers) shall apply to any Award granted to a US Taxpayer.

2.5.2	In the event that a Participant is or after the grant of an Award becomes a US Taxpayer, the Directors may make such amendments to the terms of the Award, on a retroactive basis as required, as they see necessary or desirable to avoid or limit the application of any additional or accelerated taxation, including adverse tax consequences under US Code Section 409A.

4

2.6	Dividend Equivalents

The amount of a Dividend Equivalent will be the number of Shares in respect of which the Award Vests multiplied by the per-Share amount of the Relevant Dividends with a payment date between the Grant Date and the date of Vesting. Unless the Directors determine otherwise on grant, the amount will be determined as if each relevant dividend were re-invested in further Shares at the market value of a Share on the payment date.

The amount will be payable in accordance with rule 5.7 (Dividend Equivalent).

However, the Directors may determine on grant that:

2.6.1	the amount will be determined as if interest were payable on each relevant dividend from the payment date until the date of Vesting (or exercise, if applicable) at a rate determined by the Directors; and/or

2.6.2	in the case of an Option, the Dividend Equivalent will be calculated as if relevant dividends were the dividends on a Share the payment date for which falls between the Grant Date and the date of exercise (rather than the date of Vesting).

2.7	Documentation of Awards

Each Award will be granted and documented in such manner as the Directors consider reasonable.

Each Participant will be notified of the terms of their Award (as determined under rule 2.3 (Terms of Awards)) as soon as practicable after the grant.

2.8	No payment

A Participant is not required to pay for the grant of any Award.

2.9	Administrative errors

If the Directors grant an Award which is inconsistent with rule 2.1 (Eligibility), it will lapse immediately.

If the Directors try to grant an Award which is inconsistent with rule 2.10 (Individual limit for Awards) or rule 2.11 (Plan limits), the Award will be limited and will take effect from the date on which it is granted on a basis consistent with those rules.

2.10	Individual limit for Awards

An Award must not be granted to an executive director of the Company if it would at the proposed Grant Date cause the market value of Shares subject to Awards to the executive director granted in respect of that financial year under the Plan to exceed any limit set out in the Company’s directors’ remuneration policy from time to time. For these purposes, market value may be determined by reference to share price averaged over a period as specified by the Directors. For Options (apart from those with a nil Exercise Price), “the market value of Shares subject to Awards” is to be the economic value of the Options as calculated by the Company.

5

2.11	Plan limits

2.11.1	The Directors must not grant an Award if the number of Shares committed to be issued under that Award exceeds 10% of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

For these purposes:

(i)	Shares receivable under a Dividend Equivalent (or otherwise in respect of any dividend) do not count towards this limit;

(ii)	Shares issued, or committed to be issued, to satisfy:

(a)	Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted before Admission or in respect of the replacement of the portion of awards granted by Unilever PLC under the Unilever Share Plan 2017 that lapsed in connection with the Demerger; and

(b)	awards granted by Unilever PLC under the Unilever Share Plan 2017 which were exchanged for awards over Shares in connection with the Demerger,

do not count towards this limit; and

(iii)	as long as so required by the UK Investment Association, shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as shares issued by the Company.

2.11.2	Additionally, the Directors must not grant an Award if doing so would exceed their authority to do so granted by the Company’s shareholders from time to time, pursuant to the Company’s Articles of Association.

2.12	Listing Rules

No Shares will be issued under the Plan if it would cause UK Listing Rule 6.2.22 (shares in public hands) to be breached.

3	Before Vesting

3.1	Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant.

3.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 3.2 does not apply:

3.2.1	to the transmission of an Award on the death of a Participant to the personal representatives; and

3.2.2	to the assignment of an Award, with the prior consent of the Directors, subject to any terms and conditions that the Directors impose.

6

3.3	Adjustment of Awards

If there is:

3.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

3.3.2	a merger, demerger or conversion; or

3.3.3	any other corporate event which might affect the current or future value of any Award,

the Directors may adjust the description, number and/or class of Shares or securities subject to the Award and/or the method of calculating Dividend Equivalents and/or, in the case of an Option, the Exercise Price.

4	Malus and clawback

An Award may be reduced and/or Vesting delayed and/or Shares or cash obtained under the Award may be recovered from the Participant as described in the Malus & Clawback Policy which is deemed to form part of the terms of any Award.

5	Vesting

5.1	Determining Vesting

As soon as reasonably practicable after the end of the Performance Period, the Directors will determine how many Shares Vest for each Award in accordance with any applicable Performance Condition.

5.2	Timing of Vesting

Subject to the Malus & Clawback Policy, rule 5.3 (Delayed Vesting), rule 5.4 (Holding Requirement) and rule 5.9 (Tax), an Award will normally Vest on the latest of:

5.2.1	the date on which the Directors make the determination under rule 5.1 (Determining Vesting) (where relevant);

5.2.2	any other date the Directors set for Vesting when making the determination under rule 5.1 (Determining Vesting);

5.2.3	the Normal Vesting Date; and

5.2.4	the first date on which Vesting is not prevented by a Dealing Restriction.

5.3	Delayed Vesting

Without limiting the Malus & Clawback Policy, the Directors may decide that Vesting will be delayed in respect of a Participant’s Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

5.3.1	if the Participant is subject to any Disciplinary Action;

5.3.2	if the Participant’s Employment has terminated or is about to terminate in circumstances where it is not clear whether the Award should lapse under rule 6 (Leaving Employment and death);

5.3.3	if a matter which may otherwise involve or affect that Participant has been referred to the Directors for review under the Malus & Clawback Policy; or

7

5.3.4	the Directors consider that it is necessary or appropriate to defer Vesting.

In these cases, Vesting will not occur unless and until the Directors determine that the Award should Vest.

“Disciplinary Action” for the purpose of this rule 5.3, means any enquiry or investigation by any Member of the Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the Group against a Participant.

5.4	Holding Requirement

Subject to the following, where an Award is granted subject to a Holding Requirement (see rule 2.3 (Terms of Awards)) the terms of Schedule 1 (Holding Requirement through holding of Shares) will apply. Other than in respect of Awards held by US Taxpayers, the Directors may alternatively determine, on or before Vesting, that:

5.4.1	Schedule 2 (Holding Requirement through deferred Vesting) will instead apply; and/or

5.4.2	such other terms as the Directors may determine will apply to give effect to the Holding Requirement.

5.5	Consequences of Vesting for Conditional Awards

Subject to these rules and any Holding Requirement, ordinarily within 30 days of an Award Vesting, the Directors will arrange, subject to these rules, for the transfer, including a transfer out of treasury or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

5.6	Consequences of Vesting for Options

5.6.1	A Participant may only exercise an Option to the extent that it has Vested.

5.6.2	To exercise the Option, the Participant must give notice in the prescribed form to the Directors or any person nominated by the Directors and pay the Exercise Price (if any) or make arrangements, satisfactory to the Directors, for its payment.

5.6.3	Ordinarily within 30 days of a valid exercise of an Option, the Directors will arrange, subject to these rules and any Holding Requirement, for the transfer including a transfer out of treasury or issue to, or to the order of, the Participant, of the number of Shares in respect of which the Option is exercised.

5.6.4	To the extent that an Option has not been exercised by the close of business on the Final Exercise Date, the Company will, unless it has received notice in writing to the contrary and subject to the condition set out below being satisfied, be deemed to have received a valid exercise notice immediately preceding the close of business on the Final Exercise Date, together with a direction to sell sufficient of the Shares issued or transferred on the exercise of the Option to fund any Exercise Price, any costs of sale and any taxation or social security contributions payable under rule 5.9 (Tax). The remaining Shares subject to the Option will be transferred or issued as set out in rule 5.6.3 above.

8

The condition referred to above is that A - B is greater than C, calculated as follows: A equals the expected sale proceeds of the Shares resulting from the exercise of the Option. B equals any costs of any sale (including any actual or estimated liability to taxation, social security contributions and any other related costs in respect of the Option) and C equals the Exercise Price.

5.6.5	The Option will lapse, at the latest, on the close of business on the Final Exercise Date.

5.6.6	If an Option lapses under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

5.7	Dividend Equivalent

Subject to any determinations under rule 2.6 (Dividend Equivalents), if the Award carries a Dividend Equivalent, it will be paid in cash or Shares (as determined from time to time by the Directors) at or around the same time as the balance of the Award is settled.

5.8	Cash and Share alternative

The Directors may decide at any time prior to settlement that an Award will be settled (in whole or in part) by paying an equivalent amount in cash (subject to rule 5.9 (Tax)). For Options, the cash amount must be equal to the amount by which the market value of all or some of the Shares in respect of which the Option is exercised exceeds the Exercise Price. An Award may be granted on the basis that it will always be cash-settled.

For the avoidance of doubt, any Award subject to a Holding Requirement may only be cash-settled in accordance with this rule 5.8 at or after the end of the applicable Holding Period.

In respect of Awards which consist of a right to receive a cash amount, the Directors may decide instead at any time prior to settlement to settle such Awards (and any Dividend Equivalent) wholly or partly by the delivery of Shares (subject to rule 5.9 (Tax)). The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting for Conditional Awards and the date of exercise for Options.

5.9	Tax

Notwithstanding any other provision of this Plan or any other document relating to this Plan, the Participant will bear and be responsible for all taxes, social security contributions and other levies or charges (including any costs of sale) arising out of or in connection with an Award or the acquisition, holding or disposal of Shares or any interest in them and each Participant shall acknowledge that such taxes, social security contributions and other levies or charges may be levied by way of withholding by the Company, any Member of the Group or the trustee of any employee benefit.

If the Company, any Member of the Group or the trustee of any employee benefit trust has any liability to pay or account for any such tax, contribution, levy or charge (including any costs of sale), it will normally meet the liability by selling Shares to which the Participant becomes entitled on their behalf and using the proceeds to meet the liability.

However, the Directors may decide that the liability will, instead, be met by:

5.9.1	the Participant paying the amount of the liability to or to the order of the relevant Member of the Group on such basis as the Directors may specify;

5.9.2	deducting the amount of the liability from any cash payment due under the Plan;

9

5.9.3	reducing the number of Shares to which the Participant would otherwise be entitled; and/or

5.9.4	deducting the amount from any payment of salary, bonus or other payment due to the Participant.

The Participant will enter into any elections required by the Directors, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and/or 83(b) elections under the Internal Revenue Code and/or elections to transfer any liability, or agreements to pay social security contributions.

In any case where the Company, any Member of the Group or the trustee of any employee benefit trust is assessed with any taxes, social security contributions and other levies or charges (including, but not limited to, wage taxes) in relation to any payments made or deemed to be made by the Company, any Member of the Group or the trustee of any employee benefit trust to the Participant under the Plan, in each case including any interest, fines and/or penalties, the Company, any Member of the Group or the trustee of any employee benefit trust may recover such taxes, social security contributions and other levies or charges, in each case including any interest, fines and/or penalties, from the Participant to the extent permitted by law and the Participant shall indemnify and hold the Company, any Member of the Group or the trustee of any employee benefit trust harmless by paying to the Company, any Member of the Group or the trustee of any employee benefit trust an amount equal to such taxes, social security contributions and other levies or charges, in each case including any interest, fines and/or penalties, promptly upon demand.

Despite anything else in these rules, the Vesting of an Award or the issue or transfer of Shares or any payment of cash may be delayed until the Participant has done all things reasonably required by the Directors to give effect to this rule 5.9.

6	Leaving Employment and death

6.1	General rule on leaving Employment

Subject to the rest of this rule 6, an Award which has not Vested will lapse on the date on which the Participant leaves Employment. An Award which has Vested will lapse if the Participant leaves Employment in circumstances in which their Employment could have been terminated without notice or otherwise due to the Participant’s misconduct.

A Deferred Bonus Award will only lapse if the Participant leaves Employment in circumstances in which their Employment could have been terminated without notice or otherwise due to the Participant’s misconduct.

6.2	Exceptions

Subject to rules 6.4 (Early Vesting), 6.5 (Exchange of Awards on a sale of Employer) and 6.6 (Death), an Award will not lapse and the rules will continue to apply if a Participant leaves Employment due to:

6.2.1	ill-health, injury or disability, established to the satisfaction of the Company;

6.2.2	retirement with the agreement of the Participant’s Employer;

6.2.3	the Participant’s Employer ceasing to be a Member of the Group;

10

6.2.4	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person that is not a Member of the Group;

6.2.5	redundancy; or

6.2.6	any other reason, if the Directors so decide in any particular case.

Vesting or exercise of the Award on or after leaving Employment will be subject to rule 6.3 (Events after leaving Employment) and such additional conditions as the Directors may impose.

Unless the Directors decide otherwise, the number of Shares in respect of which the Award Vests will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date on which the Participant left Employment or to such greater extent as they may determine. This will not apply to a Deferred Bonus Award.

6.3	Events after leaving Employment

The Directors may decide that an Award will lapse, wholly or in part, if, after the Participant has left Employment:

6.3.1	facts emerge which, if known at the time of leaving, would have caused the Award to lapse or caused the Directors to exercise any discretion under this rule 6 differently; or

6.3.2	the Participant is employed by, holds office with or provides services to a business that competes with any business operated by any Member of the Group (as determined by the Directors).

6.4	Early Vesting

Where a Participant leaves Employment for one of the reasons set out in rule 6.2 (Exceptions), the Directors may decide, in their discretion, that an Award will Vest on the date on which the Participant leaves Employment or on any later date chosen by them.

Where they do so:

6.4.1	subject to any Holding Requirement, if the Award is subject to a Performance Condition, the Award will Vest to the extent that such Performance Condition has been or is likely to be satisfied (as determined by the Directors, at the time the Participant leaves Employment, in the manner specified in the condition or in such manner as they consider reasonable);

6.4.2	the number of Shares in respect of which the Award Vests will, unless the Directors decide otherwise, be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date on which the Participant left Employment; and

6.4.3	the Award will lapse to the extent that it does not Vest.

6.5	Exchange of Awards on a sale of Employer

If the Directors, with the agreement of any relevant purchaser, so decide before the event referred to in rule 6.2.3 or 6.2.4 (Exceptions) takes effect, Awards will not Vest, but will instead be exchanged, and rules 7.4 (Exchange) to 7.7 (Exchange terms) will apply. In applying rules 7.4 (Exchange) to 7.7 (Exchange terms), the “Acquiring Company” will mean the relevant purchaser or any company nominated by the relevant purchaser and approved by the Directors.

11

6.6	Death

If a Participant dies, the Award will Vest on the date of death. If the Award is subject to a Performance Condition, unless the Directors determine otherwise, such Performance Condition will be deemed to have been satisfied at target level and will lapse as to the balance.

The Directors will only arrange for Shares to be issued or transferred, or cash paid to the personal representatives of a deceased Participant, if they have produced such evidence as the Directors may require of their status as such. The receipt of Shares or cash by any person who has produced such evidence will discharge the Directors from any obligation to the Participant or their estate.

6.7	General

6.7.1	A Participant will be treated as “leaving Employment” when they are no longer an Employee or director of any Member of the Group.

6.7.2	An Option which does not lapse when the Participant leaves Employment will be exercisable for 12 months, from the date of leaving or, if later, from the date on which it Vests.

6.8	Overseas transfer

If a Participant remains an Employee or executive director of the Company but is transferred to work in another country or changes tax residence status and as a result would:

6.8.1	suffer a tax disadvantage in relation to the Awards (this being shown to the satisfaction of the Directors); or

6.8.2	become subject to restrictions on the ability to exercise Awards or to hold Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise or Vesting because of the security laws or exchange control laws of the country to which the Participant is transferred, then the Directors may decide that an Award will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent they permit and will lapse as to balance.

7	Corporate events

7.1	Time of Vesting

7.1.1	If there is a Change of Control, an Award Vests subject to rules 7.2 (Extent of Vesting), 7.3 (Lapse of Options) and 7.4 (Exchange).

7.1.2	If the Company is or may be affected by:

(i)	any demerger, delisting, distribution (other than a dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of any Award; or

12

(ii)	any reverse takeover (not within rule 7.1.1 above), merger by way of a dual listed company or other significant corporate event, as determined by the Directors,

the Directors may allow an Award to Vest. The Award will Vest to the extent described in rule 7.2 (Extent of Vesting). The Directors may impose other conditions on Vesting.

7.2	Extent of Vesting

Where an Award Vests under rule 7.1 (Time of Vesting):

7.2.1	if the Award is subject to a Performance Condition, the Directors will determine the proportion of the Award which, taking into account the extent to which the Performance Condition has been met over the shortened Performance Period or the extent to which, in the opinion of the Directors, it would have been met over the full Performance Period; and

7.2.2	unless the Directors decide otherwise, the Award is reduced proportionately to reflect the acceleration of Vesting (unless it is a Deferred Bonus Award).

To the extent that the Award does not Vest as a result of this rule 7.2, the Directors may decide that it will be exchanged (wholly or partly) under rule 7.4 (Exchange). The Award will lapse to the extent not Vested or exchanged under rule 7.4 (Exchange).

7.3	Lapse of Options

An Option will be exercisable:

7.3.1	following a Change of Control, for six months after the Change of Control, or such shorter period as the Directors may set at the time of the Change of Control; or

7.3.2	following an event described in rule 7.1.2 (Time of Vesting), for such period (not exceeding one year) as the Directors may set at the time of the event,

and will lapse at the end of that period to the extent that it has not been exercised or exchanged.

7.4	Exchange

An Award will not Vest (or, in the case of an Unvested Option, become exercisable) following an event described in rule 7.1 (Time of Vesting) but will be exchanged pursuant to rule 7.7 (Exchange terms) to the extent that:

7.4.1	an offer to exchange the Award is made and accepted by a Participant; or

7.4.2	the Directors, with the consent of the Acquiring Company, decide before a Change of Control that the Award will be automatically exchanged.

An Award will also be exchanged under this rule 7.4 if rule 6.5 (Exchange of Awards on a sale of Employer) applies.

7.5	Directors

In this rule 7, “Directors” means those people who were members of the remuneration committee of the Company immediately before the Change of Control.

13

7.6	Timing of exchange

Where an Award is to be exchanged under rule 7.4 (Exchange) the exchange is effective immediately following the relevant event.

7.7	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

7.7.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

7.7.2	must be equivalent to the existing Award, subject to rule 7.7.4 below;

7.7.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 7.7.4 below, Vests in the same manner and at the same time;

7.7.4	must:

(i)	be subject to a condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

(ii)	not be subject to any condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 7.2 (Extent of Vesting) and Vest at the end of the original Performance Period (if applicable) or on the Normal Vesting Date set by the Directors on the grant of the Award; and, in each case

(iii)	be subject to such other terms as the Directors consider appropriate in all the circumstances,

but where the Award is exchanged to the extent that it does not Vest under rule 7.2 (Extent of Vesting), it need not be subject to any condition; and

7.7.5	will be governed by the rules of the Plan from time to time, as if references to Shares were references to the shares over which the new Award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 7.7.1 above.

7.8	Assumption of exchanged awards

Subject only to rule 2.11 (Plan limits), notwithstanding any other rule(s) of the Plan, where the Company consents, in connection with the Demerger, to exchange awards granted by Unilever PLC under the Unilever Share Plan 2017 for awards over Shares in connection with the Demerger, such exchanged awards may be subject to such terms and conditions as the Directors may determine (and notify to relevant participants) in their absolute discretion in order to comply with the requirements of the Unilever Share Plan 2017.

8	Changing the Plan and termination

8.1	Directors’ powers

Subject to rule 8.2 (Shareholder approval), the Directors may at any time change the Plan in any way, including changes to the terms of any existing Award which are not to the advantage of the Participant.

14

8.2	Shareholder approval

8.2.1	Except as described in rules 8.2.2 and 8.2.3 below, the Company’s general meeting must adopt any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limitations on the amount or number of Shares, cash or other benefits subject to the Plan;

(iii)	the individual limit for each Participant under the Plan who is an executive director of the Company;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 8.2.1.

8.2.2	The Directors can change the Plan and need not obtain the approval of the Company’s general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

8.2.3	The Directors may, without obtaining the approval of the Company in general meeting:

(i)	establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-Dutch and non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan;

(ii)	waive or change a Performance Condition as described in rule 2.4 (Conditions);

(iii)	change the terms of an Award to the advantage of the Participant if the Plan would permit a new Award to be granted on those changed terms.

8.3	Notice

The Directors are not required to give Participants notice of any changes unless required to do so by local law.

15

8.4	Termination

The Plan will terminate on the tenth anniversary of adoption and approval of the Plan by the Company’s general meeting, but the Directors may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

9	General

9.1	Terms of Employment

9.1.1	This rule 9.1 applies during a Participant’s Employment and after termination of that Employment.

9.1.2	Nothing in the rules or the operation of the Plan forms part of the contract of Employment of the Participant. The rights and obligations arising from the Employment relationship between the Participant and the Employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued Employment.

9.1.3	Nobody has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

9.1.4	The terms of the Plan do not entitle the Participant to the exercise of any discretion in their favour.

9.1.5	The Participant will have no claim or right of action in respect of any decision, omission or discretion, which may operate to their disadvantage.

9.1.6	Nobody has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including termination of Employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

9.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

9.3	Third party rights

Any Member of the Group may rely on and enforce any term of the Plan. Apart from that, (i) nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant; (ii) this Plan does not contain any stipulation in favour of a third party (derdenbeding); and (iii) this Plan does not affect any other right or remedy of a third party.

9.4	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares. For the avoidance of doubt, the Company shall be required to send such documents or notices to Participants if and for as long as they are a holder of Shares.

16

9.5	Costs

The Company will pay the costs of introducing and administering the Plan but, for the avoidance of doubt, shall not be responsible for, or be required to pay, any costs incurred by a Participant in respect of the acquisition, holding or disposal of any Shares or any interest in them. The Company may ask a Participant’s Employer to bear the costs in respect of an Award to that Participant.

9.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

9.7	Participants’ information

9.7.1	Subject to rule 9.7.2 below, by participating in the Plan and accepting an Award where required, the Participant consents to the holding and processing of personal information that the Participant provides to any Member of the Group, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)	administering and maintaining Participant records including tax administration;

(ii)	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(iii)	providing information to future purchasers or merger partners of the Company, the Participant’s Employer, or the business in which the Participant works; and

(iv)	transferring information about the Participant to any country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

9.7.2	The basis for any processing of personal information about the Participant under the EU’s General Data Protection Regulation (2016/679) (or any successor laws) is set out in the Company’s Privacy Notice and is not the consent given under rule 9.7.1 above. The Company’s Privacy Notice also contains details about how the Participant’s personal information is processed and the Participant’s rights in relation to that information. The Participant has a right to review the Company’s Privacy Notice.

9.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the Netherlands or elsewhere. The Participant is responsible for complying with any requirements to obtain or avoid the necessity for any such consent.

17

9.9	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of issue. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of issue. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

9.10	Listing

If and for so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

9.11	Notices

9.11.1	Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any website.

9.11.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, or by such other means, as the Directors or the duly appointed agent may decide and notify to Participants.

9.11.3	Notices sent by post will be deemed to have been given a week after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.12	Governing law and jurisdiction

The law of the Netherlands governs the Plan and all Awards and their construction. The courts of Amsterdam, the Netherlands, have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

18

Schedule 1
Holding Requirement through holding of Shares

This Schedule 1 applies to an Award if it is subject to a Holding Period.

1	Effect of Holding Requirement

The Award will Vest at the time and to the extent determined under rule 5.2 (Timing of Vesting), rule 6.1 (General rule on leaving Employment) or rule 6.4 (Early Vesting) (including any Dividend Equivalent) but:

1.1	if the Award is a Conditional Award, the Holding Shares will be issued or transferred (including a transfer out of treasury or otherwise) to the Participant or to another person to be held for the benefit of the Participant (as the Directors determine) on the basis set out in this Schedule 1; and

1.2	if the Award is an Option and it is exercised during the Holding Period, the Holding Shares will be issued or transferred as described above to be held for the balance of the Holding Period on the basis set out in this Schedule 1.

If required to do so by the Directors, the Participant must enter into an agreement setting out the basis on which the Holding Shares will be held under this Schedule 1. If the Participant does not do so in the manner and within the timeframe specified by the Directors, the Award will lapse and the Holding Shares will not be issued or transferred (or will be forfeited if already issued or transferred).

2	Tax

Where tax is payable before the end of the Holding Period, rule 5.9 (Tax) will apply. Shares may be issued or transferred and sold to the extent necessary to satisfy the liability under that rule. The Holding Requirement will apply in respect of the remainder of the Shares (or the number of Holding Shares, if fewer).

The Participant must enter into any elections in relation to Holding Shares required by the Directors, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003. If the Participant does not do so within any period specified by the Directors, the Award will lapse at the end of that period and the Holding Shares will not be issued or transferred (or they will be forfeited if already issued or transferred).

3	Rights during the Holding Period

3.1	The Participant will be entitled to vote (or give instructions as to voting) and to receive dividends and have all other rights of a shareholder in respect of the Holding Shares from the date on which the Shares are issued or transferred.

3.2	The Participant may not transfer, assign or otherwise dispose of the Holding Shares or any interest in them (or instruct anyone to do so) except:

3.2.1	on forfeiture of the Holding Shares as described in paragraph 5 (Forfeiture of Holding Shares);

3.2.2	to fund any tax in accordance with paragraph 2 (Tax);

3.2.3	in case of an irrevocable undertaking to accept or vote in favour of a transaction contemplated by rule 7 (Corporate events); or

19

3.2.4	in the case of any other circumstances if the Directors so allow.

3.3	Any securities which the Participant receives in respect of Holding Shares as a result of an event described in rule 3.3 (Adjustment of Awards) during the Holding Period will, unless the Directors decide otherwise, be subject to the same restrictions as the corresponding Holding Shares.

3.4	For the avoidance of doubt, clawback under the Malus & Clawback Policy will apply to the Holding Shares during the Holding Period.

4	Leaving Employment during the Holding Period

4.1	Rule 6 (Leaving Employment and death) will not apply to any Holding Shares during the Holding Period and the Holding Requirement will continue to apply after the Participant has left Employment.

4.2	However, if the Participant leaves Employment during the Holding Period in circumstances in which their Employment could have been terminated without notice or otherwise due to the Participant’s misconduct, the Holding Shares will be forfeited.

4.3	If a Participant leaves Employment because of ill-health, injury or disability, the Directors may decide that:

4.3.1	the Holding Requirement will not apply to the extent that the Award Vests as a result; and/or

4.3.2	if the Holding Period started before the Participant left Employment, it will come to an end.

4.4	If a Participant dies, no Holding Requirement will apply to any Awards which Vest, and any Holding Period which has already started will come to an end.

4.5	On leaving in other circumstances, any Holding Requirement will continue to apply to an Award which Vests on or after the Participant has left Employment.

5	Forfeiture of Holding Shares

Where any Holding Shares are forfeited, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration (as determined by the Directors), to any person (which may include the Company, where permitted) specified by the Directors.

6	End of the Holding Period

6.1	The Holding Period will end on the earliest of the following:

6.1.1	the date on which the Holding Period would normally end, as set by the Directors under rule 2.3 (Terms of Awards);

6.1.2	the date on which the Participant dies;

6.1.3	the date of a Change of Control; or

6.1.4	any other date determined by the Directors.

At the end of the Holding Period, the restrictions relating to Holding Shares under this Schedule 1 will cease to apply.

20

Schedule 2
Holding Requirement through deferred Vesting

This Schedule 2 applies to an Award if it is subject to a Holding Period and the Directors so determine under rule 5.4 (Holding Requirement).

1	Effect of Holding Requirement

The Directors will determine the extent to which the Award would Vest (but for this Schedule 2) under rule 5.1 (Determining Vesting), rule 6.2 (Exceptions) or rule 6.4 (Early Vesting) (including any Dividend Equivalent), but Vesting will be deferred so that the Award will continue in respect of the number of Shares which would have Vested but for this Schedule 2, to the end of the Holding Period. During the Holding Period the rules continue to apply, subject to this Schedule 2.

For the avoidance of doubt, malus under the Malus & Clawback Policy will continue to apply throughout the Holding Period.

2	Tax

Where tax is payable before the end of the Holding Period, rule 5.9 (Tax) will apply. Shares may be issued or transferred and sold to the extent necessary to satisfy the liability under that rule. The Holding Requirement will apply in respect of the remainder of the Shares.

3	Leaving Employment during the Holding Period

Rule 6 (Leaving Employment and death) will not apply to the Award during the Holding Period. The Holding Requirement will continue to apply after the Participant has left Employment.

However, if the Participant leaves Employment during the Holding Period in circumstances in which their Employment could have been terminated without notice or otherwise due to the Participant’s misconduct, the Award will lapse.

If a Participant leaves Employment because of ill-health, injury or disability, the Directors may decide that:

(i)	the Holding Requirement will not apply to the extent that the Award Vests as a result; and/or

(ii)	if the Holding Period started before the Participant left Employment, it will come to an end.

If a Participant dies, no Holding Requirement will apply to any Awards which Vest, and any Holding Period which has already started will come to an end.

4	End of the Holding Period

4.1	The Holding Period will end on the earliest of the following:

4.1.1	the date on which the Holding Period would normally end, as set by the Directors under rule 2.3 (Terms of Awards);

4.1.2	the date on which the Participant dies;

4.1.3	the date of a Change of Control; and

4.1.4	any other date determined by the Directors.

21

4.2	At the end of the Holding Period, the Award will Vest under rule 5.5 (Consequences of Vesting for Conditional Awards) or 5.6 (Consequences of Vesting for Options) to the extent determined under paragraph 1 (Effect of Holding Requirement).

4.3	As soon as practicable after Vesting or, in the case of Options, exercise, the Participant will be entitled to an amount equal to the dividends with a payment date during the Holding Period on the number of Shares Vesting at the end of the Holding Period. That amount may be paid in cash or Shares (as determined from time to time by the Directors). This will not apply to the extent that the dividend counts towards a Dividend Equivalent for the Award or an adjustment is made in respect of it under rule 3.3 (Adjustment of Awards).

22

Schedule 3
Forfeitable Shares

1	Definitions

“Award” means Forfeitable Shares;

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Forfeitable Share Agreement” means the agreement referred to in paragraph 4 (Forfeitable Share Agreement) of this Schedule; and

“Vesting” means the restrictions set out in the Forfeitable Share Agreement between the Participant and the Company, as referred to in paragraph 4 (Forfeitable Share Agreement) of this Schedule, ceasing to have effect.

2	Rules

The rules of The Magnum Ice Cream Company Long Term Incentive Plan 2025 (“Plan”) will apply to grants made under this Schedule, as amended by the terms of this Schedule.

3	Terms of Awards

The Directors may determine that Awards are granted under this Schedule, in the form of Forfeitable Shares. If so, the document referred to in rule 2.7 (Documentation of Awards) of the Plan will be the Forfeitable Share Agreement which must state that the Award is in the form of Forfeitable Shares.

4	Forfeitable Share Agreement

Where an Award consists of Forfeitable Shares, the Participant must enter into a Forfeitable Share Agreement with the Company. This Forfeitable Share Agreement must provide that to the extent that the Award lapses under the Plan, the Shares are forfeited and the Participant will immediately transfer the interest in the Shares, for no consideration or nominal consideration (as determined by the Directors), to any person (which may include the Company, where permitted) specified by the Directors.

5	Acquisition of Forfeitable Shares

On or after the grant of an Award of Forfeitable Shares, the Directors will procure that the relevant number of Shares are issued or transferred, including a transfer out of treasury or otherwise, to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan.

6	No transfer of Forfeitable Shares

Rule 3.2 (Transfer) does not prevent:

(a)	forfeiture of the Forfeitable Shares on lapse of the Award;

(b)	a sale of Forfeitable Shares to fund any tax in accordance with rule 5.9 (Tax); or

(c)	an irrevocable undertaking in respect of Forfeitable Shares to accept or vote in favour of a transaction contemplated by rule 7 (Corporate events).

23

7	Rights

Rule 9.9 (Share rights) of the Plan will be replaced with the following paragraph:

“Except to the extent specified in the Forfeitable Share Agreement and in these rules, a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses.”

8	Documents and elections

8.1	The Participant must sign any documentation, including a power of attorney, requested by the Directors. If the Participant does not do so within a period specified by the Directors, the Award will lapse at the end of that period.

8.2	The Participant must enter into any elections required by the Directors, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and elections to transfer any liability, or agreements to pay, social security contributions. If the Participant does not do so within a period specified by the Directors, the Award will lapse at the end of that period.

9	Adjustment of Awards

9.1	Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where there is a variation or other event of the sort described in rule 3.3 (Adjustment of Awards) of the Plan. Any shares, securities or rights issued to a Participant as a result of such an event will be:

9.1.1	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

9.1.2	subject to the rules of the Plan, as modified by this Schedule, and the terms of the Forfeitable Share Agreement.

10	Lapse of Forfeitable Shares

On the lapse of an Award of Forfeitable Shares, a Participant must transfer the interest in the Shares in accordance with the Forfeitable Share Agreement.

11	Vesting of Forfeitable Shares

To the extent that it has Vested, an Award of Forfeitable Shares will not lapse under the Plan and the restrictions referred to in paragraph 4 (Forfeitable Share Agreement) of this Schedule and contained in the Forfeitable Share Agreement will cease to have effect. Any tax and social security contributions payable on Vesting will be dealt with in accordance with rule 5.9 (Tax) of the Plan.

If an Award of Forfeitable Shares is subject to a Holding Requirement, Vesting will be deferred until the end of the Holding Requirement. During the Holding Period, the Forfeitable Share Agreement will continue to apply as varied by Schedule 1 (Holding Requirement through holding of Shares) as if the Forfeitable Shares were Holding Shares.

12	Cash and Share alternative

Rule 5.8 (Cash and Share alternative) of the Plan will not apply.

24

Schedule 4
US taxpayers

The rules of this Schedule 4 are made under and amend and supplement (as applicable) the terms of The Magnum Ice Cream Company Long Term Incentive Plan 2025 (the “Plan”). This Schedule 4 applies to Awards made to a US Taxpayer.

1	Defined terms

In this Schedule 4, capitalised terms shall have the meaning given to them in the rules of the Plan, save where otherwise defined herein:

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan;

“Performance Criteria Condition” means a Condition that is an organisational or individual performance criteria specified in the Award Agreement relating to a Performance Period with respect to the performance of the Company, the Participant, or the Member of the Group in whose business unit the Participant works, provided that the outcome is substantially uncertain at the time the criteria are established;

“U.S. Treas. Reg.” means the regulations issued by the U.S. Department of Treasury to interpret the United States Internal Revenue Code of 1986, as amended from time to time; and

“409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under US Code Section 409A.

2	Interpretation

2.1	The Plan and any Awards made under the Plan are intended to, and shall be interpreted, construed and administered, in order to comply with US Code Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Directors will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of (i) the Plan, any Award Agreement and any Schedule to the Plan other than this Schedule 4; and (ii) this Schedule 4, the provisions of this Schedule 4 will prevail.

2.2	If the Award includes a “series of instalment payments” as described in U.S. Treas. Reg. §1.409A-2(b)(2)(iii), a Participant’s right to the series of instalment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

3	Delivery and payment of Awards

3.1	To the extent that an Award (or any portion thereof) is intended to satisfy the requirements for short-term deferral treatment under US Code Section 409A, delivery or payment in respect of the Award will occur by the last day of the applicable “short-term deferral” period described in U.S. Treas. Reg. §1.409A-1(b)(4) in order for the delivery or payment to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Directors elect, pursuant to U.S. Treas. Reg. §1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with US Code Section 409A, to delay delivery or payment to a later date within the same calendar year or to such later date as may be permitted under US Code Section 409A, including U.S. Treas. Reg. §1.409A-3(d).

25

3.2	Notwithstanding any provision of the Plan or in any applicable Award Agreement, any authority that the Directors have to delay, accelerate or amend the timing of the Vesting, delivery or payment in respect of any Award, or otherwise amend the Award (including for the purposes of rule 2.4 (Conditions), rule 3.3 (Adjustment of Awards), rule 4 (Malus and clawback), rule 5.2 (Timing of Vesting), rule 5.3 (Delayed Vesting), rule 5.4 (Holding Requirement), rule 5.9 (Tax), rule 6.8 (Overseas transfer), rule 7 (Corporate events) and rule 8.1 (Directors’ powers)), such authority shall only apply in respect of Awards granted to US Taxpayers to the extent that such changes are permitted in accordance with US Code Section 409A and will not result in the imposition of additional tax under US Code Section 409A.

3.3	Rule 7.4.1 (Exchange) will not apply to US Taxpayers.

3.4	Notwithstanding anything to the contrary in the Plan or in any applicable Award Agreement, to the extent required to avoid the imposition of additional taxes under US Code Section 409A, if amounts payable to a Participant constitute 409A Deferred Compensation and termination of Employment is a payment event for an Award granted under this Schedule 4, such termination of Employment shall only be a payment event if it is a “separation from service” (within the meaning of U.S. Treas. Reg. §1.409A-1(h)) and any US Taxpayer who is a “specified employee” (within the meaning of U.S. Treas. Reg. §1.409A-1(i)) shall not receive payment or delivery until the first day of the seventh month following their “separation from service”.

4	Options – Exercise Price

For Options granted to US Taxpayers, the Exercise Price will not be less than the fair market value of a Share on the Grant Date. For the avoidance of doubt, the determination of fair market value shall be determined in a manner consistent with U.S. Treas. Reg. §1.409A-1(b)(5)(iv).

5	Leaving Employment

Notwithstanding anything to the contrary in rule 6 (Leaving Employment and death), in the event that a Participant who is a US Taxpayer leaves employment due to the reasons specified in rules 6.2.1 to 6.2.6 (Exceptions) and the US Taxpayer’s Award(s) are not 409A Deferred Compensation:

5.1.1	Such US Taxpayer’s Award(s) that are not subject to any Performance Criteria Condition will immediately Vest to the extent determined under rule 6 (Leaving Employment and death) (and in the case of Conditional Awards, become payable) upon the earlier of (i) the US Taxpayer’s termination of Employment in accordance with rule 6.4 (Early Vesting); or (ii) the Normal Vesting Date, and lapse as to the balance.

5.1.2	Such US Taxpayer’s Award(s) that are subject to any Performance Criteria Condition will not lapse but will continue to be subject to the Plan rules and the satisfaction of any applicable Performance Criteria Condition, and will Vest in accordance with rule 6.2 (Exceptions) or 6.4 (Early Vesting), and lapse as to the balance.

26

5.2	Notwithstanding the Vesting and timing provisions of rule 6.6 (Death), on death, the delivery and payment referred to therein will be made after the date of death and by December 31 of the calendar year following the calendar year in which death occurs (or on such later date as may be permitted under US Code Section 409A).

6	Adjustment of Awards

No adjustment to the number and/or class of Shares or securities comprised in an Award shall be made pursuant to rule 3.3 (Adjustment of Awards) to the extent that it contravenes US Code Section 409A or results in adverse tax consequences under US Code Section 409A.

7	Non-competes

Rule 6.3.2 (Events after leaving Employment) shall only apply to the extent permitted by applicable law and shall not apply to Participants who are Employees in California.

8	Taxation

8.1	Notwithstanding any provision of the Plan to the contrary, in the event that the Directors determine that any amounts payable hereunder will be subject to accelerated taxation or additional tax under US Code Section 409A, then, prior to delivery to such Participant of such payment, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Directors determine necessary or appropriate under applicable law to preserve the intended tax treatment of the benefits provided by the Plan; or (ii) take such other actions that the Directors determine necessary or appropriate to avoid or limit the imposition of such additional or accelerated tax under US Code Section 409A.

8.2	Notwithstanding the foregoing, none of the Company nor any Member of the Group shall have any obligation to take any action to prevent the imposition of any additional tax or penalty on any Participant under US Code Section 409A, and none of the Company, any Member of the Group or the Directors will have any liability to any Participant for such tax or penalty. Each Participant is solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on or for the account of such Participant in connection with the Plan (including any taxes and penalties under US Code Section 409A).

27